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EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and "Summary Financial and Operating Data" in the Registration Statement (Form S-4 No. 333-XXXXX) and related Prospectus of Peabody Energy Corporation for the registration of $650,000,000 of 6 7/8% Series B Senior Notes due 2013 and to the inclusion and incorporation by reference therein of our report dated January 18, 2003, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

St. Louis, Missouri
June 11, 2003